EXHIBIT (g)(5)





                            HILTON HOTELS CORPORATION
                                 HLT CORPORATION
                             9336 CIVIC CENTER DRIVE
                         BEVERLY HILLS, CALIFORNIA  90210









                                February 11, 1997


         BY HAND

         ITT Corporation
         1330 Avenue of the Americas
         New York, NY  10019-5490
         Attn:  Secretary


              Notice of Intention to Present Business at the Annual Meeting of ITT Corporation By
              Hilton Hotels Corporation and HLT Corporation


         Dear Sir:

                   Hilton Hotels Corporation, a Delaware corporation ("Hilton"), is the record owner of 1,000 shares of the common stock, no par value (the "Shares"), of ITT Corporation, a Ne-vada corporation (the "Company"), and is the beneficial owner of 315,500 Shares (including 100 Shares held of record by HLT (as defined herein)). HLT Corporation, a Delaware corporation and a wholly owned subsidiary of Hilton ("HLT"), is the record owner of 100 Shares. This notice (the "Notice") of the inten-tion of Hilton and HLT to present business at the 1997 Annual Meeting of Stockholders of the Company, at any adjournments or postponements thereof and at any special meeting held in lieu thereof (the "Annual Meeting"), is delivered pursuant to Sec-tion 1.3(b) of the Amended and Restated Bylaws (the "Bylaws") of the Company (the "Notice Requirements").

                   Pursuant to the Notice Requirements, set forth herein is: (i) a brief description of the business desired to be brought before the Annual Meeting (which consists of the Pro-posals (as defined below)) and the reasons for presenting the Proposals at the Annual Meeting; (ii) the name and address of

         ITT Corporation
         February 11, 1997
         Page 2



         Hilton and HLT, the stockholders who intend to present the Pro-posals; (iii) a representation that Hilton and HLT are holders of record of Shares entitled to vote at the Annual Meeting with respect to the Proposals and intend to appear in person or by proxy at the Annual Meeting to propose the Proposals; and (iv) a brief description of the material interests of Hilton and HLT in the Proposals.

                   Please be advised that Hilton and HLT intend to present a resolution (the "Bylaws Proposal") for adoption by the stockholders of the Company at the Annual Meeting, as fol-lows:

                        RESOLVED, that each and every provision of the
                   Amended and Restated Bylaws of ITT Corporation adopted on or after July 23, 1996 and prior to the adoption of this resolution is hereby repealed.

                   Please also be advised that Hilton and HLT intend to present a resolution (the "Sale Resolution," and together with the Bylaws Proposal, the "Proposals"), for adoption by the stockholders of the Company at the Annual Meeting, as follows:

                        RESOLVED, that the stockholders of ITT Corpora-
                   tion ("ITT") urge the ITT Board of Directors to ar-range for the sale of ITT to Hilton Hotels Corpora-tion ("Hilton") or to any bidder offering a higher price, and if there be no higher bidder, to take all necessary action to permit the tender offer of Hilton and HLT Corporation ("HLT") and the proposed merger of ITT with Hilton, HLT or a subsidiary of Hilton to proceed, including, without limitation, action to satisfy the Rights Condition, the Control Share Condition and the Business Combination Condition set forth in HLT's Offer to Purchase dated January 31, 1997 (as such offer may be amended).

                   Hilton and HLT each hereby represents that it is the holder of record of stock of the Company entitled to vote at the Annual Meeting and that it intends to appear in person or by proxy at the Annual Meeting to propose the Proposals. The address of each of Hilton and HLT is 9336 Civic Center Drive, Beverly Hills, California 90210.

                   The information included herein represents Hilton's and HLT's respective best knowledge as of the date hereof.
         Each of Hilton and HLT reserves the right, in the event any such information shall be or become inaccurate, to provide cor-rective information to the Company as soon as reasonably prac-ticable, although Hilton and HLT do not commit to update any information which may change from and after the date hereof.

         ITT Corporation
         February 11, 1997
         Page 3



                            Reasons for the Proposals

                   On January 27, 1997, Hilton made a proposal to ac-quire all of the outstanding Shares in a two-step transaction. In accordance with such proposal, on January 31, 1997, HLT com-menced a tender offer to purchase (the "Offer to Purchase") (i) 61,145,475 Shares or such greater number of Shares which, when added to the number of Shares beneficially owned by HLT and its affiliates, constitutes a majority of the total number of Shares outstanding on a fully diluted basis as of the expira-tion date of the Offer (as defined herein), and (ii) unless and until validly redeemed by the Board of Directors of the Company (the "Board"), the Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") associated therewith and issued pursuant to the Rights Agreement, dated as of November 1, 1995, between the Company and The Bank of New York, as Rights Agent, at a price of $55 per Share (including associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related letter of transmittal (which, as amended from time to time, together constitute the "Offer"). The purpose of the Offer is for Hilton to acquire control of, and ultimately the entire equity interest in, the Company. Hilton also has proposed a merger in which Hilton or HLT or another wholly owned subsidiary of Hilton would acquire the remaining Shares in exchange for shares of Hilton common stock, par value $2.50 per share ("Hilton Common Stock").

                   Under the terms of Hilton's proposal, the Company would, as soon as practicable following consummation of the Offer, consummate a merger with Hilton or HLT or another wholly owned subsidiary of Hilton (the "Proposed Hilton Merger"). At the effective time of the Proposed Hilton Merger, each Share that is issued and outstanding immediately prior to the effec-tive time (other than Shares held in the treasury of the Com-pany or owned by Hilton, HLT or any direct or indirect wholly owned subsidiary of Hilton) would be converted into such number of shares of Hilton Common Stock with a value of $55 per Share, subject to appropriate collar provisions. At any time and from time to time, the period of time during which the Offer is open may be extended for any reason, and because the timing of the Offer and the Proposed Hilton Merger is dependent on a variety of factors, it is likely that the Offer could be extended be-yond the current expiration date. The Offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Friday, February 28, 1997. Further information concerning the Offer is contained in the Offer to Purchase, which is an ex-hibit to the Tender Offer Statement on Schedule 14D-1 filed by Hilton and HLT with the Securities and Exchange Commission
         (each of which is hereby incorporated herein by reference).

         ITT Corporation
         February 11, 1997
         Page 4



                   The Offer is subject to a number of conditions in-cluding, without limitation, the Rights Condition, the Business Combination Condition and the Control Share Condition (each as defined in the Offer to Purchase), which can be satisfied by the Board. The current Directors of the Company have not indi-cated whether or when they will take action to satisfy these conditions. If the Board does not take action to satisfy these conditions, Hilton and HLT will be proposing the Sale Resolu-tion for adoption by the stockholders of the Company at the Annual Meeting. The Sale Resolution is intended to facilitate satisfaction of the Rights Condition, the Business Combination Condition and the Control Share Condition by demonstrating to the Board the support of the stockholders of the Company for the Offer and the Proposed Hilton Merger.

                   Additionally, the Board has declined to indicate that it will refrain from taking action designed to nullify actions of the stockholders of the Company with respect to the Offer or the Proposed Hilton Merger, or create obstacles to the Offer and the Proposed Hilton Merger. If the Board does take such action in the form of amendments to the Bylaws, Hilton and HLT will be proposing the Bylaws Proposal at the Annual Meeting for adoption by the stockholders of the Company to prevent the Board from taking action (or if the Board takes or has taken such action, to repeal such action) to amend the Bylaws to at-tempt to nullify the actions taken or to be taken by the stock-holders of the Company with respect to the Offer or the Pro-posed Hilton Merger or to create new obstacles to the Offer or the Proposed Hilton Merger.

                   Interests of Hilton and HLT in the Proposals

                   As of the close of business on the date of this No-tice, Hilton is the beneficial owner of 315,500 Shares (in-cluding 100 Shares held of record by HLT) and HLT is the ben-eficial owner of 100 Shares. Additionally, Hilton and HLT have a material interest in the Proposals by virtue of the Offer and the Proposed Merger as described above.

                   By separate notice delivered to the Company concur-rently with this Notice, Hilton and HLT have advised the Com-pany of their intention to nominate specified individuals for election to the Board at the Annual Meeting. These individuals are expected, subject to their fiduciary duties, to support the Offer and the Proposed Hilton Merger.







                   IN WITNESS WHEREOF, Hilton Hotels Corporation has hereby caused this Notice to be executed this eleventh day of February, 1997 by its duly authorized officer.


                                  HILTON HOTELS CORPORATION


                                  By:  /s/ Matthew J. Hart
                                     Name:  Matthew J. Hart
                                     Title:  Executive Vice President







                   IN WITNESS WHEREOF, HLT Corporation has hereby caused this Notice to be executed this eleventh day of February, 1997 by its duly authorized officer.


                                  HLT CORPORATION


                                  By:  /s/ Arthur M. Goldberg
                                     Name:  Arthur M. Goldberg
                                     Title:  President